UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2024

Complete Solaria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45700 Northport Loop East, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 270-2507

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CSLR	The Nasdaq Select Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	CSLRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On June 7, 2024, Complete Solaria, Inc. (the “Company”) entered into an executive employment agreement (the “Foley Agreement”) with Daniel Foley to serve as Chief Financial Officer, effective July 1, 2024.

Pursuant to the Foley Agreement. Mr. Foley will be entitled to a base salary of $275,000 per year, and he will be eligible for an annual bonus of 50% of his gross salary. Mr. Foley is also expected to be granted an option to purchase 500,000 shares of the Company’s common stock, subject to a five-year vesting schedule. The Foley Agreement also provides that if Mr. Foley’s employment is terminated for any reason other than cause (as defined in the Foley Agreement), death or disability, or if such officer resigns for good reason (as defined in the Foley Agreement), and provided that in either case such termination constitutes a separation from service (as defined in the Foley Agreement), then subject to such officer executing a release agreement in Complete Solaria’s favor, and continuing to comply with all of his obligations to Complete Solaria and its affiliates, he will receive the following benefits: (a) payment of Mr. Foley’s earned but unpaid base salary; (b) payment of such officer of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment to such officer of any vested benefits to which he may be entitled under any applicable plans and programs of the Company; (d) a severance payment equal to six months of Mr. Foley’s then base salary plus a pro rata portion of Mr. Foley bonus with respect to the fiscal year in which such termination or such resignation occurs.

Mr. Foley brings over 25 years of capital markets and finance experience to Complete Solaria, as well as a track record of driving strong financial results, instilling financial and operational discipline, and demonstrating inspirational leadership. Foley most recently held senior leadership roles within the cannabis industry, serving as Chief Financial Officer for Common Citizen; Senior Vice President and Treasurer for TerrAscend; and Vice President of Corporate Finance, Treasury & Investor Relations at Curaleaf. Prior to entering the cannabis industry, Foley held senior positions in Corporate Finance and Investor Relations for Station Casinos and MGM MIRAGE. Previous experience included working as an Investment Analyst at Wall Street Associates and as Vice President of Finance at New Cotai Holdings. Foley began his career as a Senior Associate in Gaming, Lodging & Leisure Equity Research at Bear Stearns. Foley holds an MBA from the University of Southern California's Marshall School of Business and a Bachlor of Science in Economics from the University of Utah.

No arrangement or understanding exists between Mr. Foley and any other person pursuant to which Mr. Foley was selected to serve as Chief Financial Officer of the Company. Other than the Foley Agreement, there have been no related party transactions between the Company or any of its subsidiaries and Mr. Foley reportable under Item 404(a) of Regulation S-K. Mr. Foley has no family relationship with any of our directors or executive officers.

The foregoing description of the Foley Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Foley Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Complete Solaria, Inc.

Dated: June 13, 2024

	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

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